Exhibit 10.4

Senior Officer Performance Award Agreement
Under the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan

    Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant who is an officer above Vice President level ("Senior Officer Participant") an award of performance-based Share units (“Performance Awards”). Each Performance Award represents an unfunded, unsecured promise of the Company to deliver to the Senior Officer Participant one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2025 Omnibus Incentive Compensation Plan and any subsequent plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and the Performance-Based Vesting Terms and Conditions contained in Exhibit B (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Awards:

Name/Senior Officer Participant:	<name>
Type of Grant:	Performance Awards
Date of Grant:	<date>
Target Performance Based Shares:	<shares>

The Senior Officer Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the Performance Awards are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and Exhibit B, and the Plan.

IN WITNESS WHEREOF, the Company has caused this grant of Performance Awards to be executed, as of the Date of Grant.

BLOOMIN’ BRANDS, INC.

By:	ELECTRONIC SIGNATURE
Michael Spanos, Chief Executive Officer
(or Kelly Lefferts, Chief Legal Officer)

Exhibit A

Performance Award Agreement
Terms and Conditions

1.Condition to the Senior Officer Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Senior Officer Participant shall have no rights with respect to the Performance Awards, unless and until the Senior Officer Participant has fully executed this Agreement by accepting the Performance Awards online as described above. Notwithstanding the foregoing, if the Senior Officer Participant does not otherwise reject the Performance Awards in writing to the Company’s compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Senior Officer Participant shall be deemed to have accepted the Performance Awards, and the terms and conditions hereof, as of the Date of Grant.

2.Vesting.

Subject to the provisions of this Agreement, the Performance Awards awarded under this Agreement shall vest, subject to the Senior Officer Participant’s Continuous Service on the third anniversary of the Date of Grant (the “Vesting Date”), subject to certification by the Committee in writing: (A) the extent to which the Company’s performance results as set forth in Exhibit B have satisfied the applicable performance criteria, also set forth in Exhibit B (“Performance Goals”) for each of the three years following the Date of Grant (the “Aggregate Performance Period”) and (B) the corresponding number of Performance Awards that have been earned and vested as a result of the achievement of such Performance Goals during such Aggregate Performance Period (which number may range from zero percent to 200% percent of the number of Target Performance Based Shares eligible for vesting based on performance during such Aggregate Performance Period), all as set forth in Exhibit B hereto. Any Performance Awards that are eligible to be earned based on performance during the Aggregate Performance Period, but do not so vest, shall be forfeited.

(a)Prior to actual payment of any of the Performance Awards that are earned and vested, the Performance Awards will represent unfunded, unsecured obligations of the Company in accordance with Section 17.13 of the Plan.

(b)The Committee certification described in paragraph (a) of this Section 2 shall occur as soon as practicable after the end of the Performance Period, as defined in Exhibit B. The Committee may make adjustments to Performance Goals as described in Section 9 of the Plan.

(c)No Performance Awards shall be payable in Shares prior to such Vesting Date, despite the Company having achieved, to any extent, the Performance Goals set forth in Exhibit B or in a subsequent schedule added to this Agreement.

3.Termination of Continuous Service.

(a)If Senior Officer Participant’s Continuous Service terminates prior to the Vesting Date other than as provided for in Sections 3(b) and 3(c) below, all Performance Awards that are unvested at the time of such termination will be forfeited.

(b)If Senior Officer Participant’s Continuous Service terminates due to death or Disability prior to the Vesting Date, then a pro rata portion (based on the portion of the Aggregate Performance Period that passed prior to termination of the Senior Officer Participant’s Continuous Service) of the Target Performance Based Shares will immediately vest and become payable in Shares upon such termination; provided however that the Performance Awards vested shall be based on the actual achievement of Performance Goals as set forth in Exhibit B for any Performance Period completed and at the target for any Performance Period not yet complete.

(c)Except as otherwise provided in this Agreement, if the Senior Officer Participant retires (i) on or after age sixty (60) with five (5) years of service with the Company or an Affiliate of the Company or (ii) on or after age fifty-five (55) with ten (10) years of service with the Company or an Affiliate of the Company (“Retirement”), prior to the vesting or forfeiture of the Performance Awards pursuant to Section 2 hereof, then the number of Performance Awards that vest shall be determined as of the date of the Senior Officer Participant’s Retirement on a pro rata basis, determined based on the number of full months of employment completed from the Date of Grant to the date of the Senior Officer Participant’s Retirement divided by the number of full months of the original vesting period; provided that the Performance Awards earned shall be determined at the end of the Aggregate Performance Period based on the actual achievement of Performance Goals, as set forth in Exhibit B.

4.Change in Control. In the event of a Change in Control, the vesting of the Performance Awards may be accelerated pursuant to the Company’s Executive Change in Control Plan or pursuant to Section 12 of the Plan.

5.Settlement. The Company shall, as soon as practicable upon the satisfaction of the vesting conditions of the Performance Awards set forth in Section 2 of this Agreement, effect delivery of the Shares with respect to such vested Performance Awards to the Senior Officer Participant (or, in the event of the Senior Officer Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.

6.Performance Awards Non-Transferable. The Senior Officer Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber Performance Awards or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.

7.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Senior Officer Participant on account of non-compliance with Section 409A of the Code.

8.Electronic Delivery, Acceptance, and Signature. The Company may in its sole discretion, decide to deliver any documents related to the Performance Awards granted under the Plan and participation in the Plan, or future Performance Awards that may be granted under the Plan, by electronic means or to request the Senior Officer Participant’s consent to participate in the Plan by electronic means. The Senior Officer Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company. Signatures on any document necessary for participation in the Plan or related to the Performance Awards may be by electronic signature and such signature shall be valid and binding.

9.Data Privacy.

(a)The Senior Officer Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Personal Data as described in this document by and among, as applicable, the Company and its Affiliates for the purposes of implementing, administering and managing the Senior Officer Participant’s participation in the Plan.

(b)The Senior Officer Participant understands that the Company and its Affiliates may possess certain personal information about the Senior Officer Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Senior Officer Participant’s favor, for the purposes of implementing, administering and managing the Plan (“Personal Data”). The Senior Officer Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Senior Officer Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Senior Officer Participant’s country. The Senior Officer Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Senior Officer Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Senior Officer Participant understands that the Company will retain the Personal Data only as long as is necessary to implement, administer and manage the Senior Officer Participant’s participation in the Plan. The Senior Officer Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Senior Officer Participant understands, however, that refusing or withdrawing his or her consent may affect the Senior Officer Participant’s ability to participate in the Plan. Senior Officer Participants may obtain more information about how their Personal Data may be processed in conjunction with Plan participation by contacting the Company’s human resources representative.

10.Government and Other Regulations. The grant of Performance Awards is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Senior Officer Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Senior Officer Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Performance Awards or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

11.Miscellaneous Provisions.

(a)No Senior Officer Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an award, including without limitation any right to vote or to receive or accrue dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or any equivalent thereof, until such Shares are delivered to the Senior Officer Participant or the Beneficiary, and no adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

(b)The Performance Awards are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Board or the Committee shall be final, binding and conclusive upon the Senior Officer Participant and his or her heirs and legal representatives. The Senior Officer Participant hereby acknowledges receipt of a true copy of the Plan and that the Senior Officer Participant has read the Plan carefully and fully understands its content.

(c)This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)If the Senior Officer Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(e)The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Exhibit B
Performance Award Agreement
Performance Criteria

1.Aggregate Performance Period; Number of Earned Performance Awards. The Aggregate Performance Period will be comprised of three independent annual performance periods (“Performance Period”) that correspond to the three fiscal years from [_____] through [_____]. The number of Performance Awards earned will be based upon the Senior Officer Participant’s Target Performance Based Shares, adjusted up or down based upon the weighted average of each Performance Period’s attainment of Performance Goals, weighted at 33.33%.

2.Performance Goals. The Performance Goals are set annually, and the goals set forth below are only for the Performance Period beginning [_____] ending on [_____]. Performance Goals for the second and third Performance Periods will be set by the Board or the Committee during the first fiscal quarter of such Performance Period.

3.Payout Adjustment Percent for Each Performance Period. The Payout Adjustment Percentage for each Performance Period will be determined by the weighted average of each respective fiscal year's attainment of the Free Cash Flow Conversion target and the attainment of the Adjusted Diluted Earnings Per Share target each with an equal weighting of 50%.

Performance Goals (“Performance Goals”) for the [_____] Fiscal Year Performance Period

Performance level	Free Cash Flow Conversion	Payout Adjustment Percentage	Adjusted Diluted Earnings Per Share for Fiscal Year [_____]	Payout Adjustment Percentage
Maximum	[_____]%	200%	$[_____]	200%
	[_____]%	150%	$[_____]	150%
	[_____]%	125%	$[_____]	125%
Target	[_____]%	100%	$[_____]	100%
	[_____]%	75%	$[_____]	75%
	[_____]%	50%	$[_____]	50%
Threshold	[_____]%	1%	$[_____]	1%
Below Threshold	[_____]%	0%	$[_____]	0%

•To the extent the Company's Free Cash Flow Conversion and/or Adjusted Diluted Earnings Per Share, each as defined below, for Fiscal Year [_____] falls between two of the listed values in the chart above, the applicable Payout Adjustment Percentage (as shown in the chart above) shall be interpolated on a straight-line basis (i.e. linear interpolation).
•If the performance results for any Performance Period are Below Threshold (as shown in the chart above), the resulting performance factor will be 0% for such Performance Period for the specific performance metric.

(i)“Free Cash Flow Conversion” will be determined using the following Non-Generally Accepted Accounting Principles (“Non-GAAP”) formula:

Adjusted EBITDA less cash paid for Capital Expenditures

Adjusted EBITDA

The Free Cash Flow Conversion of the Company will be determined as of the last day of the Company’s [_____] fiscal year.

“Adjusted EBITDA” means: Earnings before interest, taxes, depreciation and amortization is a measure that takes earnings and adds back interest expense, taxes and depreciation and other adjustments to the metric.

“Capital Expenditures” means: Cash, as reflected in the cash flow statement, used by the Company to invest in new or renovate restaurants, technology and equipment.”

“Adjusted Diluted Earnings Per Share” ("Adjusted EPS") for Fiscal Year [_____] means: the Adjusted EPS of the Company as of the last day of the Company's [_____] fiscal year.

“Adjusted EPS” means: adjusted net income divided by diluted weighted average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of common stock equivalents, including restricted stock, restricted stock units, performance stock units (performance awards) and stock options, of share-based compensation.

The Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Goals on Free Cash Flow Conversion or Adjusted EPS to reflect events including:

(i)asset impairment expenses or write-downs;
(ii)litigation, claims, judgments or settlements;
(iii)unusual, infrequently occurring, extraordinary or nonoperating items;
(iv)restructurings;
(v)acquisitions, divestures or discontinued operations;
(vi)transaction-related expenses;
(vii)stock dividends, splits, combinations or exchanges of stock; and
(viii)the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

* Based on adjustments above, it is possible that Adjusted EPS as it relates to the Performance Goals may differ from Adjusted EPS as reported externally.